August 20, 1997


McMoRan Oil & Gas Co.
1615 Poydras Street
New Orleans, LA  70112

Gentlemen:

We are aware that McMoRan Oil & Gas Co. has incorporated by reference in its Registration Statements (File Nos. 33-82866, 33-99828, 33-80369, 33-80371, and 333-31279) its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated April 22, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the
Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,

ARTHUR ANDERSEN LLP